EXHIBIT 99.1

Success Holding Group International names Independent Director

Fort Wayne, Indiana (Marketwire) – February 17, 2015 - Success Holding Group International, Inc (OTCQB: SHGT) Steve Andrew Chen, Chairman today announced that the company has appointed Mark Corrao to the Board of Directors.

Mr. Corrao's summary of qualifications is as follows:

Mark Corrao, Age 57, was a Partner of The Mariner Group since 2013 and continues to serve as the Managing Director of The CFO Squad since the merger of The Mariner Group LLC and The CFO Squad. The CFO Squad is a financial and business advisory firm providing outsourced and part-time CFO services for emerging to midsized companies in a wide range of businesses and industries. Mr. Corrao also serves as the CFO of KannaLife Sciences, Inc. since 2012.  In 2012, Mr. Corrao served as the CFO of Business Efficiency Experts, Inc., a professional service provider in the financial areas of accounting, taxation, auditing, venture capital and SEC registrations (reporting).  Prior to that, Mr. Corrao served as a Director from 2001 to 2013 and the CFO from 2001 to 2010 of StrikeForce Technologies, Inc. Mr. Corrao received a B.S. Degree in Public Accounting from City University of New York - Brooklyn College.  He is experienced in financial management and in operations, business development, sales, administration and human resource functions.

About Success Holding Group International Inc.

SHGT is currently seeking and identifying private and public companies in Asia and in the USA as acquisition and merger candidates. SHGT is currently trading on the USA OTC markets Mr. Chen and SHGT will focus on integration of chain stores and brand names, IOT (Internet of Things or E-Commerce), alternative energy technology, internet and logistics. Mr. Chen stated "Through the newly structured public company, we will be able to aggressively pursue the acquisition of quality companies in Asia and the USA. We have plans to invest in, or acquire up to 30 companies within the next ten to fifteen years, and our shareholders should be able to reap the benefit of the higher growth potential in the Asian region”.

FORWARD LOOKING STATEMENT

This press release contains certain “forward-looking” statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning it expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the Company’s ability to develop operations, the Company’s ability to consummate and complete the acquisition, the Company’s access to future capital, the successful integration of acquired companies, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, sales and other factors that may be identified from time to time in the Company’s public announcements.

SHGT- Investor Relations

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